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                                    EXHIBIT 5
                                    ---------

                          Opinion of Baker & Hostetler

                               December 22, 2000

Dairy Mart Convenience Stores, Inc.
300 Executive Parkway West
Hudson, Ohio 44236

Gentlemen:

         We have acted as counsel to Dairy Mart Convenience Stores, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the registration of 1,177,500 shares of Common Stock, $.01 par value (the "Shares"), of the Company for issuance under the Amended and Restated 1995 Stock Option and Incentive Award Plan (the "Plan").

         In connection with the foregoing, we have examined: (a) the Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company, (c) the Plan and (d) such other documents as we deemed necessary to render this opinion.

                  Based on such examination, we are of the opinion that the Shares available for issuance under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                       Very truly yours,

                                                /S/

                                       Baker & Hostetler LLP